UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

THE NASDAQ OMX GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 11, 2010, The NASDAQ OMX Group, Inc. (“NASDAQ”) issued a press release announcing that it plans to commence a public offering of $700 million of senior notes pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The senior notes are expected to be comprised of two series with substantially identical terms other than pricing and maturity. NASDAQ OMX today also announced that it intends to enter into new senior unsecured credit facilities providing for up to $1,250 million in borrowings, of which $1,000 million will be a funded term loan and $250 million will be an unfunded revolver.

NASDAQ OMX intends to simultaneously use the net proceeds from the notes offering together with borrowings from the proposed new senior unsecured credit facilities and cash on hand to repay all amounts outstanding under its existing senior secured credit facilities and terminate the associated credit agreement, as well as to pay fees and expenses related to these transactions.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The matters described herein may contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s proposed refinancing. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release dated January 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2010	THE NASDAQ OMX GROUP, INC.

	By:	/S/ EDWARD S. KNIGHT
	Name:	Edward S. Knight
	Title:	Executive Vice President and General Counsel

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